Exhibit 10.1

RAM HOLDINGS LTD.

RAM REINSURANCE COMPANY LTD.

DIRECTOR COMPENSATION

On August 3, 2007, the Boards of Directors of RAM Holdings Ltd. and RAM Reinsurance Company Ltd., on recommendation of the Nominating and Corporate Governance Committee, approved the compensation program described below to compensate non-employee directors for service on the Boards of Directors of RAM Holdings Ltd., RAM Reinsurance Company Ltd., and their respective committees. The compensation program described below replaces the compensation program currently in effect.

Directors who are “independent” as defined under Section 301 of the Sarbanes Oxley Act of 2002 and the rules thereunder, and the non-employee Chairman of the Board of Directors, will receive the following compensation:

•	Annual cash retainer for Board service of $35,000
•	Annual cash retainer for Audit Committee service of $5,000
•	Annual cash retainer for service on the Compensation Committee, Nominating and Corporate Governance Committee and Risk Management Committee of $4,000 each
•	Annual cash retainer for service as the Chair of the Audit Committee of $10,000
•	Annual cash retainer for service as the Chair of the Compensation Committee, Nominating and Corporate Governance Committee and Risk Management Committee of $6,000 each
•	Annual cash retainer for service as the Chair of the Board of Directors of $25,000
•	Initial award of 13,000 options for new directors
•	Annual award of $40,000 fair value of options or restricted share units for all directors

The above cash retainer amounts are all additive. For example, the Chair of the Audit Committee will receive the Board retainer of $35,000, the Audit Committee retainer of $5,000 and the Audit Committee Chair retainer of $10,000, for a total of $50,000.

The cash retainers will be paid on a quarterly basis (1/4 each quarter) and are not dependent upon meeting attendance.